  EXHIBIT 99.1

Sunset Island Group Secures Manufacturing License

SAN CLEMENTE, Calif., January 22, 2018 -- SUNSET ISLAND GROUP, INC. (OTCQB: SIGO) announced today that the company has received its cannabis manufacturing license.

CEO Valerie Baugher stated, "We did not expect it this fast, but we are pleased to announce today that we have received our manufacturing license and will begin to ramp up production of our manufactured products. Multiple revenue streams are always a good thing for businesses like ours and we look forward to producing products that are in high demand.”

Ms. Baugher went on to say, “We will start with extracts, distillates and vape cartridges and we will look to add edibles as well. From there we will look at topicals and other processed cannabis products, the ultimate goal being to build a “brand” that over time will become as valuable as the products themselves.”

Ms. Baugher finished up with, “We now have our cultivation and manufacturing licenses secured and the next step is the distribution license. We would hope that this final step will take place by the end of January, but either way, we will let our shareholders know when received. Our team has made quite a bit of progress over the last few months and I just want to take the time to thank them for coming together and building out a firm foundation upon which we will grow a strong and successful business for the year 2018. Thank you all for your continued support.”

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.